Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Petros Pharmaceuticals, Inc. and Subsidiaries on Form S-1 (No. 333-262038, No. 333-261043 and No. 333-261618) Form S-3 (No. 333-273935) and Form S-8 (No. 333-268961 and No. 333-252339) of our report dated March 31, 2023, on our audit of the consolidated financial statements as of December 31, 2022 and for year then ended, which report is included in this Annual Report on Form 10-K filed on April 1, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

May 31, 2024